COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Closing of $200 Million Senior Secured Second Lien Notes

Houston, TX – December 18, 2017 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced the closing of $200 million of Senior Secured Second Lien Notes (the “Notes”) on December 15, 2017 with an interest rate of LIBOR + 7.50% maturing on December 15, 2024. The Company used the net proceeds from the Notes to pay down borrowings under the Company’s revolving credit facility. The Notes may be prepaid at any time at the option of the Company, subject to a make-whole premium in years 1 and 2 and a 102% and 101% premium in years 3 and 4, respectively. The Company secured financing for the transaction from certain private funds managed by EIG Global Energy Partners and another third party.

The Company also announced that, as required, the borrowing base under its revolving credit facility was automatically reduced to $330 million from $370 million in connection with the issuance of the Notes.

G. Gleeson Van Riet, Chief Financial Officer commented, “The proceeds from the Senior Secured Second Lien Notes significantly increase our liquidity and enhance our balance sheet flexibility at an attractive cost of capital. The Company exits 2017 having successfully executed on a one rig drilling program while expanding our acreage position in the Eagle Ford. With over $250 million in liquidity, we are now well positioned to build upon our strategic growth objectives in 2018.”

About SilverBow Resources
SilverBow Resources (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of SilverBow Resources, Inc. with the Securities and Exchange Commission.